Exhibit 107

Calculation of Filing Fee Tables

Form S-1
(Form Type)

Silexion Therapeutics Corp
(Exact name of registrant as specified in its charter)

Table 1 – Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit(2)	Maximum Aggregate Offering Price(2)	Fee Rate	Amount of Registration Fee
Fees to Be Paid	Equity	Ordinary shares, par value $0.0009 per share	Rule 457(c)	2,377,030	$1.42	$3,375,382.60	0.0001531	$516.78
Fees Previously Paid
Total Offering Amounts						$3,375,382.60		$516.78
Total Fees Previously Paid								—
Total Fee Offsets								—
Net Fee Due								$516.78

(1)
Pursuant to Rule 416(a) promulgated under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement shall also cover any additional ordinary shares, par value $0.0009 per share (“ordinary shares”), of Silexion Therapeutics Corp, that may be offered or become issuable by reason of any share dividend, share split, recapitalization or other similar transaction effected without the receipt of consideration which results in an increase in the number of outstanding ordinary shares.

(2)
Estimated solely for purposes of calculating the registration fee in accordance with Rule 457(c) under the Securities Act and based upon the average of the high and low sales prices of the ordinary shares as reported on the Nasdaq Capital Market on February 11, 2025.

(3)
Consists of (i) 2,221,523 ordinary shares issuable upon the exercise of new warrants issued to certain holders in connection with the warrant repricing and (ii) 155,507 ordinary shares issuable upon the exercise of new warrants issued to the placement agent in connection with the warrant repricing.